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                                                                   EXHIBIT 10.18

                                           *** Text Omitted and Filed Separately
                                                CONFIDENTIAL TREATMENT REQUESTED
                                           Under 17 C.F.R. Sections 200.80(b)(4)
                                                                     and 230.406

                  BUSINESS AND TECHNOLOGY PARTNERSHIP AGREEMENT



         This BUSINESS AND TECHNOLOGY PARTNERSHIP AGREEMENT (the "AGREEMENT") is made as of December 30, 1999 (THE "EFFECTIVE DATE"), by and among CHANNELPOINT, INC., a Delaware corporation having its place of business located at 5755 Mark Dabling Boulevard, Suite 100, Colorado Springs, Colorado 80919 ("CP" or "CHANNELPOINT") and UNITED HEALTHCARE SERVICES, INC., a Minnesota corporation having its place of business located at 9900 Bren Road East, Minnetonka, Minnesota 55343 on behalf of itself and its affiliates ("UHS"). Any reference herein to UHS shall mean United HealthCare Services, Inc. and its affiliated companies.

                                    RECITALS

         A. ChannelPoint is in the business of, among other things, providing an Internet-based electronic commerce exchange platform, electronic market technology and web-based services to provide insurance brokers and customers with access to quotes, proposals and policy information and to enable the purchase of insurance policies (the "SERVICES") via websites established and operated by ChannelPoint (the "CP EXCHANGE" as defined below).

         B. The CP Exchange provides a link between its software and technology known as "Commerce" and its software and technology known as "Insure" to provide support for the operational functions of insurance companies.

         C. UHS is in the business of providing managed health care insurance and other health insurance products, including those "UHS INSURANCE PRODUCTS" defined below.

         D. UHS and ChannelPoint desire to enter into an agreement whereby ChannelPoint will license software, provide access to the technology of the CP Exchange, and provide services to UHS as its strategic, electronic market technology provider, to enable UHS to distribute the UHS Insurance Products, as well as those products supplied by third parties, in UHS private and semi-private branded platforms based upon and integrated with the CP Exchange and through other open markets in the CP Exchange, at the election of UHS.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions of this Agreement, the parties to this Agreement agree as follows:

                                    AGREEMENT

1.       DEFINITIONS.

         1.1 "AFFILIATED COMPANY" means a corporation or entity whose outstanding equity interests are owned, directly or indirectly 51% or more by United HealthCare Services, Inc, or its parent and which interests are entitled to vote for management of such corporation or entity.

         1.2 "BRANDED PLATFORMS" means the web-based interfaces to the CP Exchange branded with the UHS Marks as provided in Section 5.1 below that are created by CP under this Agreement, including the Private Branded Platform and the Semi-Private Branded Platforms.


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For purposes of this definition, "Platform" means Internet-based electronic commerce exchange platform developed or created by CP and "Branded" means the application of brands designated by UHS for use on such Platforms in connection with this Agreement.

         1.3 "COMMERCELINK(TM)" means the CommerceLink software for facilitating brokers and customers to obtain access to quotes, proposals, and policy information using the Internet and connecting with back office systems.

         1.4 "CP CONTENT" and "CARRIER PLUG-INS" are defined in Section 6.3 below.

         1.5 "CP EXCHANGE" means CP's Internet-based electronic commerce exchange product, including all related electronic market technology, currently known as "Commerce" made available to UHS under this Agreement, to provide insurance brokers and customers with access to quotes, proposals and policy information and to enable the purchase of insurance policies via websites and Platforms (including, without limitation, the Branded Platforms) established and operated by ChannelPoint.

         1.6 "CP EXCHANGE ROADMAP" means ChannelPoint's currently anticipated schedule of new features and functionality.

         1.7 "CP SERVICES" means the installation, security, maintenance and other ancillary services related to the ChannelPoint Software.

         1.8 "CP SOFTWARE" means software that is developed and licensed to UHS hereunder, including all releases, enhancements and error corrections and all CP third party software included therein.

         1.9 "CUSTOMIZATION SERVICES" means CP's customization of the Branded Platforms, and integration of Insure (including multi-site capabilities and interface with ancillary insurance products) together with other customizations requested by UHS and performed by CP for Professional Service Fees.

         1.10 "INSURE" means the Insure(TM) software product marketed and distributed by CP, including Insure Release 2.5, which is capable of providing the Insure Services set forth on Exhibit A attached hereto, and including all Service Upgrades, new releases, versions and modifications thereto.

         1.11 "MARKS" means the trademarks, trade names, trade dress, service marks, service names and logos of a party provided for use by the other party under the terms of this Agreement.

         1.12 "POLICYHOLDER" means a broker or client who has obtained a quote or purchased a UHS Insurance Product from UHS using the Services.

         1.13 "PRIVATE BRANDED PLATFORMS" means the Branded Platforms through which UHS may offer all or a subset of the UHS Insurance Products for sale via the CP Exchange and/or using Insure.


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         1.14 "SEMI-PRIVATE BRANDED PLATFORMS" means the Branded Platforms through which UHS may offer all or a subset of the UHS Insurance Products and certain insurance products

         1.15 "SERVICES" means the ChannelPoint's Internet-based electronic commerce exchange service that provides insurance brokers and customers with access to quotes, proposals and policy information to enable the purchase of insurance policies via a website.

         1.16 "SERVICE UPGRADES" means the commercially available service upgrades and related documentation to the CP Exchange and/or Insure, as the case may be, that are provided to customers of CP as part of their maintenance fees and which are provided to UHS pursuant to Section 4 below.

         1.17 "SOURCE CODE" means a human-readable copy of the source code (the computer instructions in human readable computer language) to Insure, CommerceLink and all software included in or a part of the CP Exchange that is necessary to operate the Branded Platforms and Semi-Private Branded Platforms (herein referred to as "Software" in the Escrow Agreement attached hereto as Exhibit D), plus any pertinent commentary or explanation that may be used by ChannelPoint's programmers, and all related documentation, description of development environment, a list of all third party software and any customizations made thereto, system documentation, statements or principles of operation, and schematics, all as necessary or useful for the effective understanding, maintenance and use of the Source Code. To the extent that the development environment employed by ChannelPoint for the development, maintenance, compilation, and implementation of the Source Code includes any device, programming, or documentation not commercially available to Customer on reasonable terms through readily known sources other than ChannelPoint, the Source Code shall include all such devices, programming, or documentation. The foregoing reference to such development environment is intended to apply to any programs, including compilers, workbenches, tools, and high-level (or proprietary) languages, used by ChannelPoint for the development, maintenance, and implementation of the Source Code.

         1.18 "THIRD PARTY CARRIERS" means third party underwriters and issuers of insurance products that are made available through the CP Exchange and the Semi-Private Branded Platform.

         1.19 "THIRD PARTY SOFTWARE" means software incorporated into Insure(TM), or CommerceLink(TM), or any other software licensed or otherwise provided to UHS that is owned by an entity other than ChannelPoint and licensed to ChannelPoint.

         1.20 "UHS CONTENT" is defined in Section 6.1 below.

         1.21 "UHS INSURANCE PRODUCTS" means the Individual and Small Group insurance products offered by UHS for sale through the CP Exchange and/or through the use of Insure.

         1.22 "UHS PROPRIETARY CONTENT" is defined in Section 6.1 below.


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         1.23 "UHS SALES FORCE" means UHS' independent and dedicated brokers, sales agents or other UHS distribution intermediaries that are authorized by UHS to access the Branded Platforms pursuant to this Agreement.

2.       ACCESS AGREEMENT; RESOURCE COMMITMENTS; APPOINTMENT

         2.1 ACCESS AGREEMENT. ChannelPoint shall have access to the UHS systems and data in accordance with the terms and for the purposes set forth in the Access Agreement attached hereto as Exhibit B.

         2.2 RESOURCE COMMITMENTS. CP and UHS will establish a joint product team ("PRODUCT TEAM") consisting of a number of representatives from ChannelPoint and a number of representatives from UHS to be mutually agreed to who will develop a plan and provide input to CP regarding the future development of CP products and services for UHS. CP shall establish a dedicated team of Professional Services personnel and assign that team exclusively to projects for UHS as set forth in this Agreement. Such team or a subset thereof shall participate in the Product Team. The Product Team will be responsible for preparation of Letters of Engagement, as described in Section 4.5 below. The Product Team will also serve as the point of contact for UHS' role as a Design Partner (as described in Section 5.2) and will coordinate the parties' ongoing development of implementation plans and milestones, and supplemental UHS financial commitments, under this Agreement.

         2.3 ELECTRONIC AGENT. UHS hereby appoints ChannelPoint as UHS' "Preferred" electronic agent (as further defined in Section 2.5 below) authorized to market and solicit offers for UHS Insurance Products, based on the rates, terms and conditions of any UHS Insurance Policies, via the Internet through the CP Exchange (including without limitation through the Branded Platforms), and ChannelPoint hereby accepts such appointment, subject to the terms and conditions of this Agreement. UHS may at any time alter coverages, provisions or exclusions of the UHS Insurance Products without the consent of ChannelPoint. UHS agrees to give ChannelPoint written notice of such modifications in a timely manner.

         2.4 LIMITS ON AUTHORITY. ChannelPoint is not authorized to (i) make, alter or waive any of the rates, terms or conditions of any of UHS Insurance Products, including forms, policies, contracts or advertising materials, (ii) bind coverage under an Insurance Product without UHS' express prior written approval, (iii) sign any contract on behalf of UHS or its affiliates or (iv) prepare or distribute any promotional or descriptive material relating to this Agreement or any UHS Insurance Products without first obtaining UHS' written approval of such materials.

         2.5 PREFERRED PROVIDER. In connection with ChannelPoint's appointment as a preferred electronic agent of UHS, UHS agrees that, so long as CP is in compliance with this Agreement, CP shall be UHS' preferred third party provider of all member, employee and employer desktop web-based front-end services via ChannelPoint's Commerce at Work and Commerce Administrative Portals or ChannelPoint's successor products thereto for all broker assisted pre-sale activities (including but not limited to distribution, benefit selection, enrollment administration and post-sale benefits administration, but not including [...***...]

* CONFIDENTIAL TREATMENT REQUESTED


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[...***...], and other applications developed inhouse by UHS without participation of third party vendors) for the UHS Insurance Products, and UHS agrees that all such services will be provided via the Branded Platforms in accordance with this Agreement. UHS also agrees to use its best efforts to refer to ChannelPoint as its "Preferred Internet Insurance Exchange Services Provider" or to use similar language to the extent practical in press releases and marketing collateral material when such written material refers to electronic commerce insurance distribution initiatives undertaken by UHS.

3.       CP EXCHANGE SERVICES AND INSURE LICENSE

         3.1 LICENSE TO USE CP EXCHANGE. CP hereby grants to UHS and properly licensed members of the UHS Sales Force the non-exclusive, non-transferable right and license during the term of this Agreement to access and use the CP Exchange through the Branded Platforms for the sole purpose of providing insurance procurement services to UHS' customers and potential customers. Concurrently with the delivery of the Branded Platform, CP shall issue to UHS for each properly licensed member of the UHS Sales Force a user name and Password to enable access to the CP Exchange, provided that any such Sales Force who is not employed by UHS shall have first signed a Broker Agreement on a form provide by ChannelPoint.. UHS shall treat the user name and Password as CP's Confidential Information (as defined in Section 9 below) and to make such information only available to UHS and the UHS Sales Force for use as permitted under this Agreement. Use of the CP Exchange shall be subject to CP's then-current terms and conditions of use and privacy policy, as published by CP on the CP Exchange. No other uses of the CP Exchange are permitted except by separate agreement.

         3.2 LICENSE TO INSURE AND COMMERCELINK. CP hereby grants to UHS the license rights to Insure and CommerceLink in accordance with the terms of the Software License attached hereto as Exhibit C.

         3.3 CORE FUNCTIONALITY. In consideration of the Transaction Fees (as defined in Section 7.3 below), CP will deliver the Branded Platforms which include the basic core functionality and other elements specified in Letters of Engagement described in Section 4.5 below. UHS will specify the Branded Platforms to be developed and will have the sole discretion in the selection of UHS Insurance Products offered through the Branded Platforms and in the selection of the insurance products offered by Third Party Carriers through the Semi-Private Branded Platforms.

         3.4 CUSTOMIZATION SERVICES. In consideration of the Professional Service Fees (as described in Section 7.6), CP will perform the Customization Services relating to (a) implementation of any Branded Platform elements not included in the basic core functionality described in Exhibit A; (b) the import and repurposing of UHS Content in data centers on the Commerce Exchange; and (c) additional unique and/or proprietary UHS requirements, features and functionality that are not part of the Commerce Exchange. Either party may propose Customization Services, and if agreed as to scope, cost and schedule, the parties shall execute a Letter of Engagement.

         3.5 SOURCE CODE ESCROW. CP shall place into escrow source code for Insure and CommerceLink, and such other Software as necessary for UHS to operate its Branded Platforms


* CONFIDENTIAL TREATMENT REQUESTED


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and Semi-Private Branded Platforms, including all written and electronic documentation necessary to modify and operate such software, pursuant to the terms of the Escrow Agreement attached hereto as Exhibit D.

         3.6 SECURITY. ChannelPoint shall ensure that all security measures related to the CP Exchange, the UHS Content and other data described in Section 6.5, and their use by UHS, shall conform to reasonable security methodology, standards and requirements of Customer. ChannelPoint acknowledges and agrees that it will (a) execute all security agreements reasonably required by UHS prior to any access to the UHS network, and (b) provide all information necessary, such as user names, in order for UHS to preauthorize and control access to the UHS network by ChannelPoint's employees.

         3.7 HEALTH CARE AND INSURANCE REGULATIONS. ChannelPoint acknowledges that (a) the UHS operates in a regulated industry, (b) the use of the CP Exchange and Insure will involve a number of governmental regulations covering the heath care and insurance industries, and (c) the CP Exchange and Insure must effectively and efficiently accommodate such governmental regulations in order for it to be useful to UHS. ChannelPoint, in cooperation with UHS, will ensure that the specifications for all releases and versions of CP Exchange and Insure accommodate UHS' need to comply with all such governmental regulations, subject to UHS' being current on all maintenance obligations pursuant to Section 7.6. ChannelPoint shall also provide Service Upgrades and updates to Insure in a timely manner after UHS has notified CP of any such regulatory changes so as to enable UHS to comply with any additional and applicable regulatory changes at all times. UHS agrees to inform ChannelPoint of such regulatory changes and assist ChannelPoint in its updates resulting from such regulatory changes. The parties may from time to time change and update this provision based on regulatory developments and analysis. The parties agree that Service Upgrades and updates needed to accommodate minor changes due to regulations shall be provided free of charge by CP to UHS. ChannelPoint reserves the right to charge additional fees for other changes, in an amount to be mutually agreed upon between ChannelPoint and UHS, prior to providing such Service Upgrades resulting from other than minor changes.

         3.8 INTERNET AND E-COMMERCE REGULATIONS. ChannelPoint, in cooperation with UHS, will ensure that the operation of the CP Exchange accommodates UHS' need to comply with all governmental regulations related to use of the Internet and electronic commerce, including, without limitation, any regulations or laws covering confidentiality and privacy of individuals' personally identifiable data.

         3.9 [...***...]

4.       UPGRADES, ENHANCEMENTS, SUPPORT AND OTHER SERVICES


         4.1 GENERAL UPGRADES/ENHANCEMENTS TO THE CP EXCHANGE. In consideration of the Transaction Fees (as defined in Section 7.3 below), CP will deliver to UHS the Branded Platforms which include the basic core functionality and other elements that are commercially available from ChannelPoint as of the effective date, and any modifications made or future


* CONFIDENTIAL TREATMENT REQUESTED


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capabilities and features added and made commercially available from time to time. Substantially all features and functionality then currently available will be provided to UHS within the scope of the Transaction Fees and CP shall make available to UHS all Service Upgrades for the CP Exchange as and when made commercially available by CP.

         4.2 CP EXCHANGE ROADMAP. The CP Exchange will generally evolve to include new features and functionality in accordance with the CP Exchange Roadmap attached hereto as Exhibit E ("CP Exchange Roadmap"); UHS acknowledges that the CP Exchange Roadmap is provided for information purposes only and does not represent a binding commitment on behalf of CP; provided, however, that CP and UHS shall cooperate and shall devote resources and experience to define, prioritize and plan future to CP Exchange and Insure that may become part of CP's general product releases.

         4.3 SUPPORT SERVICES AND MAINTENANCE.

             4.3.1 SUPPORT SERVICES AGREEMENT. The parties will execute a mutually acceptable support and services agreement within sixty (60) days after the Effective Date of this Agreement. Such agreement will contain service levels, support response times, and other terms that will govern CP's support and maintenance of the CP Exchange and the Branded Platforms , substantially to the service levels, support response times and other terms that govern support and maintenance currently in effect as attached hereto on Exhibit F. The rates for such services shall be the applicable rates as set forth on Exhibit F at the time of delivery of such Services. Such support shall include provide support provided by CP via email (atsupport@cpcommerce.com) and telephone (at (insert telephone number) to UHS and the UHS Sales Force relating to the authorized use of the CP Exchange and the Branded Platforms, including, without limitation, verifying data on the exchange, investigating bugs, and validating error conditions, UHS or the UHS Sales Force shall provide direct support to end-user customers related to inquiries about UHS products and services, such as plan availability, how to use the product, and capture of information on other questions or problems, and shall use commercially reasonable efforts to respond to all customer service inquiries promptly after receipt.

             4.3.2. CUSTOMER COMMUNICATIONS. All written customer support communications relating principally to the CP Exchange shall state that the CP Exchange is provided or powered by ChannelPoint and shall include a reference to "Commerce(TM)" or such other brand designations specified by ChannelPoint from time to time. UHS shall also display on all websites hosted or built by CP, the phrase "Powered by ChannelPoint".

             4.3.3 MAINTENANCE. In exchange for maintenance fees described in
Section 7.6 below, CP shall provide to UHS all bug fixes, modifications, enhancements, error corrections and new versions or releases of Insure, CommerceLink and the CP Exchange which are generally made available to other participants in ChannelPoint's Insure, CommerceLink and CP Exchange maintenance program at no additional charge.

         4.4 SERVICE UPGRADES. CP will provide to UHS at no charge beyond maintenance fees then in effect and paid by UHS in accordance with the terms of this Agreement, the option to implement any Service Upgrade and enhancements to the current release of Insure, as soon as such Service Upgrade or enhancements become commercially available. If UHS decides to exercise this option with respect to Service Upgrades for Insure, the parties shall mutually agree


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upon whether UHS, shall install such Service Upgrade or enhancement itself or have CP install the Service Upgrade or enhancement, and which sites such upgrades or enhancements shall be installed, and, if the parties agree that ChannelPoint shall perform the installation, such work shall be performed in consideration of Professional Service fees in accordance with the professional service fee schedule in effect at such time.

             4.4.1 SERVICE UPGRADES TIME FRAMES. ChannelPoint shall maintain and provide Service Upgrades for any reported errors in the release of Insure or CommerceLink then being used by UHS for a period of twenty-four (24) months after execution of the Certificate of Final Acceptance for any subsequent release.

             4.4.2 CHANGE CONTROL GUIDELINES. ChannelPoint shall adhere to mutually agreed to change control practices and guidelines in accordance with UHS' commercially reasonable standards when installing Service Upgrades, enhancements and new releases at any UHS site. ChannelPoint shall also utilize prudent and reasonable server and software administration practice guidelines to ensure that UHS is aware of the installation or delivery of any of the same sufficiently in advance, so that no disruption to UHS' production operations results from any such proposed delivery or installation. All Service Upgrades, enhancements and new releases must be applied in an auditable and controlled manner.

         4.5 PROFESSIONAL SERVICES AND LETTERS OF ENGAGEMENT. In consideration of UHS' payment of agreed upon Professional Service Fees (as described in Section 7.6), CP will perform mutually agreed Professional Services ("PROFESSIONAL SERVICES") described and in accordance with the terms set forth on written Letters of Engagement, which Letters of Engagement shall be in substantially the form attached hereto as Exhibit G ("LETTERS OF ENGAGEMENT") describing the scope of services, deliverables, milestones, and Professional Service Fees, expenses and/or economic arrangements, and which Letters of Engagement shall contain a "not to exceed price" rather than an "estimated price."

         4.6 THIRD PARTY SOFTWARE. UHS shall pay to CP the cost for any third party software incorporated into products or services sold or licensed to UHS pursuant to this Agreement at the same rates and pursuant to the same terms as CP charges its other customers for such software.

5.       BRANDING; MARKETING AND OTHER COOPERATIVE ACTIVITIES

         5.1 BRANDING. The Branded Platform licensed to UHS shall be identified and branded in accordance with UHS' direction, provided that all permitted use of the Branded Platform by or on behalf of UHS shall bear the Marks of CP throughout, in form reasonably approved by CP and UHS, such as "Powered by ChannelPoint" with CP logos and other related marking.

         5.2 DESIGN PARTNER. UHS agrees to serve as CP's Design Partner by using commercially reasonable efforts to (a) provide to CP complete and timely input on products and services provided by CP under this Agreement, (b) provide input from UHS Sales Force and UHS' customers relating to the Services,, including any customer service comments and complaints and (c) participate in marketing events as specified in the Marketing and Sales Plan described in Section 5.3 below, including participation in user group activities. As CP's design


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partner, UHS will be entitled to [...***...], (ii) [...***...], and (iii) advise
CP of UHS' preferences and suggestions for the future direction of the Branded Platforms and Insure generally to help retain UHS' "first mover" advantages.

         5.3 MARKETING AND SALES PLAN. The parties agree to work together to develop a marketing and sales plan within ninety (90) days of the Effective Date that materially meets the mutual objectives of both parties (the "MARKETING AND SALES PLAN"). The Marketing and Sales Plan will include priority plans to reflect the parties' agreements: (a) that in marketing of bundled services capabilities to small-group customers, including any direct-to-consumer features available through the CP Exchange (e.g., the bundling of CP's expertise and the CP Exchange and Branded Platform with UHS' value-added domain knowledge, UHS Content, fulfillment systems, and call center capabilities), UHS will in good faith market bundled services for joint delivery by UHS and CP; and (b) such other marketing and sales activities as the parties may agree. The Marketing and Sales Plan is intended to provide a tangible measurement of results that are in the interests of both parties, and are evaluated on a periodic basis, but not less than quarterly. Upon completion, the marketing and sales plan shall be included in this Agreement as an Exhibit. In conducting the Marketing and Sales Plan, both parties may use Marks specified by the other party under the licenses specified in Section 8 below and in accordance with the procedures specified therein.

         5.4 PRESS RELEASE. The parties will cooperate in good faith in creating a mutually agreed upon press release and other public correspondence concerning this Agreement for simultaneous national and local release as soon as possible after the Effective Date. Neither party will issue a press release or otherwise publicize the terms of this Agreement without the prior written consent of the other party.

         5.5 RATING ENGINES EXCLUSIVITY. UHS agrees to use the CP rating engine, or where mutually agreed, call out to an existing UHS rating engine, provided that UHS agrees to use CP as a preferred provider of rating engine capabilities to UHS. As UHS' preferred provider for rating engines, UHS shall notify CP at the earliest possible time of UHS' interest in deploying new, different or additional rating engines, and, [...***...].

         5.6 MEMBER, EMPLOYEE AND EMPLOYER DESKTOP PREFERRED PROVIDER. UHS agrees that CP shall be its preferred third party provider for member, employee, and employer desktop web-based front-end services via CP's Commerce At Work and Commerce Administrative Portals (or CP's successor products thereto) for all broker assisted pre-sale activities (including, but not limited to distribution, benefit selection, enrollment, administration, but not including [...***...], and other applications developed inhouse by UHS without participation of third party vendors) and post-sale benefits administration for all UHS Insurance Products. As UHS' preferred provider under this Section 5.6, UHS shall notify CP at the earliest possible time of UHS' interest in deploying new, different or additional desktop web front-end services, provide CP's product and technical teams with access to all UHS requirements information, [...***...]


* CONFIDENTIAL TREATMENT REQUESTED


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         5.7 [...***...].

6.       CONTENT AND TECHNOLOGY LICENSING AND OWNERSHIP

         6.1 UHS CONTENT AND LICENSING. UHS has acquired and developed, and intends to continue to acquire and develop, a body of insurance product content, rules, algorithms, procedures and policy materials, including the UHS Proprietary Content, (collectively, the "UHS CONTENT"). UHS will, at its own expense, generate and deliver to CP all UHS Content to be included in the CP Exchange Subject to the terms and conditions of this Agreement and during the Term, UHS hereby grants CP a royalty-free, worldwide, non-sublicensable license to reproduce, distribute, publicly perform, publicly display and digitally perform the UHS Content via the Internet solely as part of the CP Exchange; provided, however, that the proprietary algorithms, rules, rating methodology and the like, and all other information used by UHS to create quotes for the UHS Products (collectively, the "UHS PROPRIETARY CONTENT") are and shall remain the Confidential Information of UHS and may not be disclosed to any third party without the prior written consent of UHS Notwithstanding anything to the contrary in this Agreement, the UHS Proprietary Content may only be used by CP to repurpose the Content to be used on the CP Exchange. CP may make a reasonable number of archival copies of the UHS Content. Title to and ownership of all intellectual property rights of the UHS Content shall remain with UHS or its third party licensors.

         6.2 UHS CONTENT MANAGEMENT. UHS will be solely responsible for creating, managing, editing, reviewing, testing, deleting and otherwise controlling the UHS Content via the procedures set forth below. CP shall deliver to UHS certain tools and API's to enable UHS to implement and manage all changes to the UHS Content accessible via the Branded Platforms (the "CP TOOLS"). CP hereby grants UHS a royalty-free, worldwide license to use the CP Tools during the Term solely to manage the UHS Content. Upon conversion of the UHS Content and any updates thereto, UHS shall verify that all rating and similar algorithms that are part of the UHS Content produce correct results. Except for any transformation required to convert the content to CP's proprietary data format, CP shall not modify or alter the UHS Content without UHS' written consent. UHS shall be solely responsible for any liability associated with the use, publication and distribution of the UHS Content, except for any errors in the UHS Content that are created through CP's negligent modification, translation or use of the same in the CP Exchange.


* CONFIDENTIAL TREATMENT REQUESTED


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         6.3 CP CONTENT AND CARRIER PLUG-INS. CP has acquired and developed, and intends to continue to acquire and develop, a body of content, including without limitation, insurance product content, rules, algorithms, procedures and policy materials (the "CP CONTENT") comprised of materials that were either licensed from Third Party Carriers to CP, or developed by CP. UHS and CP intend that certain of the CP Content may be made available via Semi-Private Branded
Platform as mutually agreed upon by UHS and CP in accordance with Section 3.2 above. In this event, the parties agree that CP shall have the right to solicit Third Party Carriers to make their content ("Carrier Plug-Ins") available to enable electronic distribution of such carrier's insurance products through the Branded Platform subject to Exchange Service Fees payable to CP by UHS pursuant to Section 7.3. CP grants UHS a worldwide license to use, with right to sublicense to reproduce, distribute, modify, and prepare derivative works from, and publicly perform and publicly display the CP Content via the Internet solely for use with and as part of the Branded Platforms, including without limitation the right to make the CP Content available to third parties for downloading and copying over the Internet. Title to and ownership of all intellectual property rights of the CP Content shall remain with CP or its third party licensors. CP's license grant to UHS for CP Content shall be restricted to use in conjunction with permitted use of the Branded Platform and the purposes of this Agreement.

         6.4 OWNERSHIP.

             (a) CP PROPERTY. As between CP and UHS, CP or its third party suppliers will retain sole ownership of all intellectual property rights in and to the CP Marks, the CP Content, the CP Tools, the Open Portals, the the CP Exchange, Insure, CommerceLink, the Private Branded Platforms, the Semi-Private Branded and the Branded Platforms (exclusive of the UHS Content and UHS Marks), including all software, content, documentation, technology and trademarks used in connection with the CP Services and all enhancements thereto and the CP Exchange and the Branded Platforms (the "CP PROPERTY"), subject to UHS' ownership of the UHS Content and the UHS Marks as provided in subsection (b) below. The CP Property includes any and all modifications, enhancements or derivative works made to the CP Property by CP during the term of this Agreement, whether or not made in response to UHS suggestions or requirements. Except for licenses expressly granted to UHS under this Agreement, UHS is not granted any other intellectual property rights, or any other rights, franchises or licenses, with respect to the CP Property.

             (b) UHS PROPERTY. As between UHS and CP, UHS will retain sole ownership of all intellectual property rights in and to the UHS Marks, the UHS Content (including the UHS Proprietary Content) and any other information, content, documentation, look and feel in the presentation and interface of Branded Platforms and trademarks that CP develops specifically for the UHS Branded Platforms, or that UHS develops or makes available under the terms of this Agreement (the "UHS PROPERTY"), subject to CP's ownership of the CP Property as provided in subsection (a) above and the CP Marks. The UHS Property includes any modifications, enhancements or derivative works made to the UHS Property by UHS during the term of this Agreement. Except as provided herein, CP is not granted any other intellectual property rights, or any other rights, franchises or licenses, with respect to the UHS Property.

             (c) OTHER INTELLECTUAL PROPERTY. Ownership of intellectual property rights in any technology (other than the UHS Property and the CP Property) developed, made or conceived by either CP or UHS, jointly or alone, in connection with and during the term of this Agreement pursuant to a Services Supplement will be specified in any such mutually agreed Services Supplements. In the event any such technology is developed, made, authored or conceived by either CP or UHS, jointly or alone, in connection with and during the term of this Agreement, but not subject to the provisions of any Services Supplement, all intellectual property rights in and to such technology shall be (i) solely owned by CP, in the case of technology developed, made, authored or conceived solely by CP; (ii) solely owned by UHS, in the case of technology developed, made, authored or conceived solely by UHS; or (iii) jointly owned by CP and UHS, in the case of technology developed, made, authored or conceived jointly by CP and UHS personnel (including its employees and consultants) for which, where relevant, such personnel would be considered joint inventors under United States Patent Act or joint authors under the United States Copyright Act.

             (d) TRANSFER OF OWNERSHIP. Should the intellectual property created hereunder or otherwise in connection with this Agreement be found not to be owned exclusively by the party identified as the owner in 6.4 (a), (b) or (c) above, but rather, to be owned exclusively by the other party, the other party agrees to assign, convey and transfer and does hereby assign, convey and transfer, to the party identified any and all its rights, including but not limited to the right to register or patent such rights worldwide, to the extent thereof, and to cooperate and assure the cooperation of its employees, representatives and agents in such registration or patenting efforts.

         6.5 DATA ACCESS. CP shall keep secure as required by this Agreement, and UHS shall own all right, title and interest in and to all data created through the use by any person that inquires about or obtain a UHS Insurance Product through use of the Branded Platforms or the CP Exchange, including, without limitation, the following: (a) use and traffic data concerning such persons, including but not limited to impression data, usage summaries and click through activity ("IMPRESSION DATA"); (b) data collected and stored on the CP Exchange through the processing of inquiries, quotations and proposals using the UHS Rating Content; (c) all information submitted to the CP Exchange by or on behalf of persons and their dependents seeking insurance coverage from UHS (whether through an employer or on an individual basis), which information is broken down on an individual, rather than aggregate, basis; (d) all information submitted to the CP Exchange by or on behalf of employers seeking UHS insurance coverage or other information (whether directly from such employers or indirectly through brokers or agents concerning UHS Products); (e) the list of all persons who have requested information, proposals or quotations for any UHS Insurance Product. As used herein, "aggregate" means that the data does not contain or does not have associated with it any information that is identifiable to UHS, a member of the UHS Sales Force, an employer, employee or a particular individual who inquires about or purchases a UHS Insurance Product. Upon UHS' request, CP shall provide all such data to UHS in a mutually acceptable format.

         6.6 DATA CAPTURE. Subject to applicable data privacy laws and regulations relevant to the Impression Data, CP shall be entitled to capture and collect Impression Data in its operation of the CP Exchange and the hosting of the Branded Platforms and CP may use Impression Data in any aggregate or generic form that does not identify any particular customer.

7.       FEES

         7.1 TARGET REVENUES. To secure CP's ongoing reasonable availability and CP's provision of the services provided hereunder, UHS agrees to target revenues AS FOLLOWS:

             (a) [...***...] in total Target Revenue over the term of this Agreement payable and earned as follows: [...***...] of Target Revenue for 1999 and [...***...] of Target Revenue for each calendar year of the term beginning in the year 2000 and ending in 2004, for a total target revenue of [...***...] ("TARGET REVENUE"). Such Target Revenue shall include all sources of fees due CP, including fees earned from Transaction Fees as set forth below in Section 7.3, Maintenance Fees as set forth below in Section 7.7, Project Management Fees as set forth in Section 7.9 below, License Fees as set forth below in Section
7.1 (c) and Professional Service Fees, as set forth below in Section 7.1 (b)

             (b) Professional Service Fees in the amount of: [...***...], shall be earned and payable as follows: [...***...] for Professional Services to be used in each of the years 2000; 2001; 2002; 2003; and [...***...] for 1999. Each separate project establishing Professional Service Fees shall be set forth in a separate Letter of Engagement.

             (c) License Fees payable as follows: [...***...] that shall be earned and nonrefundable upon the delivery and acceptance of Insure 2.x; Insure 3.0; Commerce and CommerceLink, which amount includes platform customization that is deliverable upon payment of [...***...], with allocation for each such delivery to be set forth on Exhibit H attached hereto and by this reference incorporated herein. License Fees paid under this Agreement shall be deemed to be earned and nonrefundable upon deployment and acceptance by UHS.

             (d) Installation of Software, for such activities including but not limited to configuration and customization, shall be separately billed and such amounts therefor shall be included as a separate item in the relevant Letter of Engagement.

         7.2 TRANSACTION FEES. UHS shall pay to CP Transaction Fees equal to a percentage of gross premiums paid by a Policyholder to UHS for each UHS Insurance Product purchased by such Policyholder that has been quoted using the Service. For purposes of calculating the Transaction Fees, the Percentage shall be established in accordance with the schedule specified in Section 1(a) of
Exhibit I attached hereto. Transaction Fees are not payable on Insurance Products which have not been quoted or purchased over any one of the following: the CP Exchange, Private Branded Platforms or Branded Platforms. Such Transaction Fees are earned when such gross premiums are paid, and such Transaction Fees are independent of any other fee earned or service provided under this Agreement.


* CONFIDENTIAL TREATMENT REQUESTED

         7.3 PROFESSIONAL SERVICE FEES. UHS shall pay all Professional Service Fees, time plus expenses, unless otherwise agreed, pursuant to the applicable Letter of Engagement for the Professional Services requested therein.

         7.4 MAINTENANCE FEES. In consideration for the Service Upgrades and related support services provided by CP hereunder, UHS shall pay Maintenance Fees on a calendar quarterly basis equal to [...***...] payable as provided in
Section 7.10 below. Maintenance shall begin at the same time as the warranty begins.

         7.5 INSURE LICENSE FEES. In consideration for the rights granted to UHS under the Insure License, UHS shall pay CP the Insure and CommerceLink License Fees specified in the Insure and CommerceLink License in accordance with the terms specified therein and in this Agreement. herein

         7.6 PROJECT MANAGEMENT FEES. CP shall be responsible for the quality and timely performance of all Professional Services set forth in each Letter of Engagement, whether performed by CP or any third party operating under the direction of CP. To the extent that CP engages the services of any third parties with respect to any Letter of Engagement, CP shall:

             7.6.1 negotiate and assume responsibility for commitments (including fees, quality and timeliness) with all third party vendors,

             7.6.2 separately itemize in the Letter of Engagement, CP's fees as a project manager, assuming responsibility for the third party services,

             7.6.3 not add any premiums or additional charges (other than as identified in the project management fees permitted by Section 7.9.2 above, and

             7.6.4 be responsible for recommending the appropriate use of third party resources (including those of UHS), subject to the approval of UHS, whose approval hall not be unreasonably withheld.

         7.7 TRAVEL EXPENSES. Subject to UHS' prior consent, not to be withheld unreasonably, in accordance with UHS' expense reimbursement policies, UHS shall reimburse ChannelPoint for reasonable travel, lodging and related expenses incurred by ChannelPoint in connection with ChannelPoint's performance of its obligations under this Agreement. ChannelPoint shall provide Customer with reasonable documentation for all such travel, and Customer shall pay such expenses within thirty (30) days of receipt of such documentation.

         7.8 REPORTING AND INVOICING. Each party shall keep reasonably accurate and complete books and records as necessary to verify the fees owing under this Agreement. Each payment of Transaction Fees based upon Third Party Commissions shall include a report specifying the Third Party Carrier, the insurance product sold and the amounts received as Third Party Commissions during the applicable quarter For all fees owed to ChannelPoint by UHS as described in Section 7, UHS shall provide ChannelPoint with quarterly reports as necessary for ChannelPoint to properly bill UHS, and ChannelPoint shall invoice UHS on a quarterly basis and UHS shall pay such fees within thirty (30) days of the date of ChannelPoint's invoice. UHS shall use diligent efforts to track Policyholders who have purchased Insurance Products that had


* CONFIDENTIAL TREATMENT REQUESTED
been quoted or purchased through use of the Service. On a quarterly basis, UHS shall provide to ChannelPoint a report listing by insurance broker or client the Insurance Products sold during the prior month, specifying the products, associated gross premiums, commissions or override payments, designated brokers and other relevant information relating to such Policyholders, In addition to the invoices provided to UHS under this section, ChannelPoint will provide UHS with quarterly reports listing those insurance brokers and clients that have obtained quotes or purchased Insurance Products through the Service during the prior ninety-day (90) period. In addition, the parties shall comply with any special tracking, reporting or reconciliation procedures agreed to by the parties. Both parties will have the right to engage, at its own expense, an independent auditor to examine the other party's records once per year as may be necessary to determine the correctness of any report or payment made under this Agreement, such audits to be conducted during normal business hours and upon reasonable advance notice to the other party. Such invoices, payments and reports shall become due monthly once UHS has rolled out Insure and CommerceLink to 20 health plans.

         7.9 TAXES. All fees owed by UHS to CP are exclusive of, and UHS shall pay, all sales, use, excise and other taxes that may be levied upon UHS in connection with this Agreement, or other transactions contemplated under this Agreement, except for taxes based on CP's net income.

         7.10 [...***...].

8.       TRADEMARKS

         8.1 LICENSE TO UHS MARKS. UHS grants to CP a non-exclusive, nontransferable, royalty-free, worldwide license to use UHS' Marks to promote CP's relationship with UHS. Further, UHS grants to CP a non-exclusive, nontransferable, royalty-free, worldwide license to use UHS' Marks: (i) on the CP Exchange to denote that the UHS Content is owned by UHS; and


* CONFIDENTIAL TREATMENT REQUESTED

(ii) to promote the Branded Platform as containing the UHS Content in promotional materials including but not limited to brochures, presentations, advertising, and marketing. The foregoing grants are subject to the provisos that: (a) CP shall at all times use the UHS Marks in accordance with UHS' standard trademark usage guidelines provided to CP; (b) CP shall not engage in any action associated with the UHS Marks that adversely affects the good name, good will, image or reputation of UHS; and (c) all use of the UHS Marks in any manner other than on the CP Exchange shall be subject to the prior written approval of UHS, which approval will not be unreasonably withheld. CP agrees that all use of the UHS Marks hereunder shall inure to the benefit of UHS. No other rights or licenses to the UHS Marks are granted to CP hereunder except as expressly provided in this Section 8.1.

         8.2 LICENSE TO CP MARKS. CP grants to UHS a non-exclusive, nontransferable, royalty-free, worldwide license to use the CP Marks (i) to promote the Branded Platform bearing CP's co-branding and to promote UHS' relationship with CP, as provided in the Marketing and Sales Plan, in promotional materials including but not limited to brochures, presentations, advertising, and marketing; and (ii) to publicly display hypertext links to the CP Exchange from appropriate areas of the Branded Platform and UHS' web site; provided that: (a) UHS shall at all times use the CP Marks in accordance with CP's standard trademark usage guidelines provided to UHS; and (B) UHS shall not engage in any action associated with the CP Marks that adversely affects the good name, good will, image or reputation of CP. UHS agrees that all use of the CP Marks hereunder shall inure to the benefit of CP. No other rights or licenses to the CP Marks are granted to UHS hereunder except as expressly provided in this Section 8.2.

9.       CONFIDENTIALITY

         9.1 DEFINITION. "CONFIDENTIAL INFORMATION" means confidential and proprietary information which relates to UHS' or CP's business, products and services, including but not limited to data, trade secrets, discoveries, ideas, concepts, know-how, techniques, software, business activities and operations, reports, studies and other technical and business information, including personal Policyholder information, the UHS Proprietary Content, the Impression Data and other data referenced in Section 6.5. Notwithstanding the foregoing, Confidential Information shall not include any information which (a) is known by the receiving Party at the time of disclosure, free of any obligation to keep it confidential, as evidenced by credible evidence; (b) is or becomes publicly available through authorized disclosure by the owner of such information; (c) is rightfully obtained by the receiving Party from a third party who has the right to transfer or disclose it; or (d) is independently developed by receiving Party without reference to Confidential Information of the other Party.

         9.2 NON-DISCLOSURE. Each Party shall keep in during the Term and after termination or expiration of this Agreement all Confidential Information of the other party and that it will not directly or indirectly disclose to any third party or use for its own benefit, or use for any purpose other than the performance of its obligations under this Agreement, any Confidential Information it receives from the other party. Each party shall use reasonable care to protect the other Party's Confidential Information, and in no event less than the same degree of care as it would employ with respect to its own information of like importance which it does not desire to have published or disseminated. Each party may make Confidential Information of the other party available to those of its employees, contractors or agents who have a need to know such information and who are subject to binding use and disclosure restrictions at least as protective as those set forth herein. Notwithstanding the foregoing, either party may make disclosures as lawfully required or requested by a court of law, or any governmental entity or agency in connection with seeking any governmental or regulatory approval or in connection with a judicial proceeding, provided that reasonable measures are taken to limit such disclosure and to obtain confidential treatment or a protective order and the disclosing party is allowed to participate in such efforts. Nothing herein shall be deemed to prevent or limit CP from capturing, collecting and using the Impression Data as provided in
Section 6.5 above.

         9.3 REMEDIES. UHS and CP each agree that any breach of this Section 9 would cause irreparable harm or injury to the other Party significantly in excess of the value received by such other party pursuant to this Agreement, and that such other party shall be entitled to declaratory, injunctive or other equitable relief, in addition to any other legal or equitable remedies it may have, for any such breach.

10.      WARRANTIES AND COVENANTS

         10.1 UHS WARRANTIES. UHS represents and warrants that:

              (a) neither the UHS Content or any portion thereof in connection with the Branded Platform or the CP Exchange will: (i) infringe or violate any third party's copyright, patent, trademark, trade secret or other proprietary rights; (ii) violate any law, statute, ordinance or regulation, including without limitation the laws and regulations governing export control; (iii) be defamatory or trade libelous; (iv) be pornographic or obscene; (v) be outdated or inaccurate in any way that could mislead, in any material respect, any applicant for UHS Insurance Products or users of the Branded Platform or the CP Exchange; or (vi) to the extent such may contain code or other electronic files, contain viruses, trojan horses, worms, time bombs, cancelbots or other similar harmful or deleterious routines;

              (b) UHS will promptly notify CP if it receives any complaint or if it is served with any paper or has knowledge of any legal or administrative action, investigations or proceeding against CP or involving CP.

         10.2 CP GENERAL AND CONTENT WARRANTIES. In connection with its obligations under this Agreement, CP represents and warrants that:

              (a) it will not hold itself out as an agent other than for certain insurance industry fee collection purposes or as the electronic agent described in Section 2.3 above, employee, partner, joint venturer or officer of UHS;

              (b) it will promptly notify UHS if it receives any complaint or if it is served with any paper or has knowledge of any legal or administrative action, investigations or proceeding against UHS or involving UHS;

              (c) none of the CP Content, CP Property or Source Code, or their use as permitted hereunder, will: (i) infringe or violate any third party's copyright, patent, trademark, trade secret or other proprietary rights; (ii) violate any law, statute, ordinance or regulation, including without limitation the laws and regulations governing export control;
(iii) be defamatory or trade libelous; (iv) be pornographic or obscene; (v) be outdated or inaccurate in any way that could mislead, in any material respect, any applicant for UHS Insurance Products or user of the Branded Platforms; or
(vi) to the extent such content may contain code or other electronic files, contain viruses, trojan horses, worms, time bombs, cancelbots or other similar harmful or deleterious routines; provided, however that the foregoing warranties shall not apply to (A) the UHS Content, (B) the UHS Marks or (C) to the extent any CP Content was created in accordance with UHS specifications or instructions.

              (d) it owns, or has the right to grant the licenses granted hereunder, to the CP Exchange and Insure, and that it will provide the CP Exchange, Insure, and all services hereunder in a workmanlike and timely manner in accordance with the terms of this Agreement.]

         10.3 CP EXCHANGE AND SERVICES WARRANTY AND DISCLAIMER. CP shall make the Services generally available to UHS and the UHS Sales Team and, if applicable end users Exchange in substantial conformance with CP's Service Level Agreement attached hereto as Exhibit L, then-current specifications therefore, in the event of CP's breach of the foregoing warranty, UHS's sole remedy and CP's sole obligation shall be as specified in the Service Level Agreement. Except as provided in this Section 10, CP provides all services and deliverables hereunder "AS IS" AND CP EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED AND STATUTORY, INCLUDING WITHOUT LIMITATION WARRANTIES OF TITLE, MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS SPECIFIED HEREIN OR IN THE SOFTWARE LICENSE AGREEMENT, CP DOES NOT GUARANTEE CONTINUOUS OR UNINTERRUPTED ACCESS TO AND USE OF THE SOFTWARE.

         10.4 THIRD PARTY SOFTWARE AND EQUIPMENT. ChannelPoint acknowledges that all third party software and equipment that it procures on behalf of UHS hereunder shall be owned, or in the case of software the license shall be owned, by UHS. ChannelPoint shall provide to UHS relevant license agreements for such third party software. UHS shall pay to CP as set forth above in Section 4.6 the cost of new or incremental third party software, including without limitation, such software related to upgrades, enhancements, and additional deployments at new UHS locations.

11.      INDEMNITIES

         11.1 UHS INDEMNITY. UHS shall indemnify, hold harmless and defend CP from any and all damages, costs and (including attorneys' fees) arising or resulting from any and all claims, suits, actions or proceedings brought by any third party against CP or its directors, officers, agents and employees arising from (a) any breach of the representations, warranties or covenants in Section 10.1, or (b) any claims relating to the provision of the insurance services offered by UHS or any claims by UHS' customers or representatives relating to use of or access to the Branded Platform, except to the extent such claim arose out of any breach of this Agreement by CP or modifications to the UHS Content made by or for CP except for those made at the request of UHS and correctly implemented by ChannelPoint. As a condition of the foregoing, CP shall (i) promptly notify UHS of any indemnifiable claim (ii) give UHS sole control over the defense and settlement of such claims; and (iii) provide reasonable cooperation and assistance to UHS in conducting its defense, at UHS' expense; provided, however, that CP may participate in the defense at its expense; and CP's advance written approval is required for any settlement that imposes any executory obligation on CP and does not unconditionally release CP.

         11.2 CP INDEMNITY. CP shall indemnify, hold harmless and defend UHS and from any and all] damages, costs and (including attorneys' fees) arising or resulting from any and all claims, suits, actions or proceedings brought by any third party against UHS or its directors, officers, agents and employees, arising from (a) any breach of the warranties in Section 10.2, (b) any claim alleging that UHS' use of the Branded Platform, CP Exchange or InsurE in conformance with this Agreement infringes any third party intellectual property right or privacy right, except to the extent such claim arose out of any breach of this Agreement by UHS, or (c) any modifications made to the UHS Content by or for CP, except for those made at the request of UHS and implemented correctly by ChannelPoint. As a condition of the foregoing, UHS shall (i) promptly notify CP of any indemnifiable claim; (ii) give CP sole control over the defense and settlement of such claims; and (iii) provide reasonable cooperation and assistance to CP in conducting its defense, at CP's expense; provided, however, that UHS may participate in the defense at its expense and UHS' advance written approval is required for any settlement that imposes any executory obligation on UHS and does not unconditionally release UHS.

12.      LIMITATIONS OF LIABILITY

         IN NO EVENT SHALL EITHER UHS OR CP BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO SUCH DAMAGES ARISING FROM BREACH OF CONTRACT OR WARRANTY OR FROM NEGLIGENCE OR STRICT LIABILITY, OR FOR INTERRUPTED COMMUNICATIONS, LOST DATA OR LOST PROFITS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF CP HAS BEEN ADVISED OF OR KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL EITHER PARTY'S LIABILITY FOR ANY AND ALL CLAIMS OR CAUSES OF ACTION RELATING TO THIS AGREEMENT EXCEED, IN THE AGGREGATE, [...***...]. THE EXISTENCE OF ONE OR MORE CLAIMS WILL NOT ENLARGE THIS LIMIT. THE LIMITATIONS OF THIS SECTION 12 SHALL NOT REDUCE THE AMOUNT OF FEES PAYABLE BY UHS TO CP UNDER THIS AGREEMENT. THE LIMITATION OF LIABILITY SPECIFIED IN THIS SECTION WILL APPLY REGARDLESS OF WHETHER ANY LIMITED OR EXCLUSIVE REMEDY SPECIFIED IN THIS AGREEMENT FAILS OF ITS ESSENTIAL PURPOSE.

13.      TERM AND TERMINATION

         13.1 TERM. The term of this Agreement (the "TERM") shall commence on the Effective Date and continue until December 31, 2004, and shall automatically renew for one-year periods thereafter unless either party notifies the other party of its desire to terminate the Agreement at least six (6) months prior to the expiration of the then-current term.

         13.2 TERMINATION. Either party may terminate this Agreement upon the material breach of the other party, if such breach remains uncured, to the extent such breach is capable of cure, for ninety (90) days (thirty (30) days for any breach of Sections 8, 9, 10 or 11) following written notice to the breaching party specifying the breach in reasonable detail and demanding its cure.


* CONFIDENTIAL TREATMENT REQUESTED

         13.3 TERMINATION FOR BREACH. This Agreement may also be terminated as follows:

              13.3.1 If either party (i) is adjudicated bankrupt or insolvent by a court of competent jurisdiction, (ii) substantially ceases to do business as currently conducted, (iii) fails to pay its debts generally as they become due, or (iv) declares bankruptcy, winds up, dissolves or liquidates (in each case, other than for the purposes of an amalgamation, restructuring, or reconstruction pursuant to which the surviving entity becomes bound by or assumes the obligations under this Agreement), or a receiver, trustee or similar officer is appointed over (or a lien holder takes possession of) all or a substantial part of such party's property or assets, or anything similar to any of the foregoing occurs in relation to such party under the laws of any jurisdiction, the non-bankrupt party may terminate this Agreement effective immediately on notice to the bankrupt party.

              13.3.2 UHS may, in its sole discretion, terminate this Agreement, in whole or in part, in the event that ChannelPoint is merged with or acquired by, or if a controlling interest in ChannelPoint is, or the assets of ChannelPoint to which this Agreement relates are, sold to or acquired by, any third party, which, itself or through its affiliates, competes directly or indirectly with UHS. ChannelPoint shall give sixty (60) days notice (or more, if practicable) UHS prior to the closing date of any such transaction, and shall provide such information regarding such transaction as UHS may reasonably request. As of the date UHS receives such notice from ChannelPoint, ChannelPoint shall no longer have any right to terminate (i.e., not renew) this Agreement pursuant to Section 13.1 above for the next renewal term. Any termination of this Agreement by UHS pursuant to this Section 13.3.2 shall be effective immediately upon notice to ChannelPoint, and shall specify any and all obligations of either party that UHS elects to terminate, provided that UHS may not terminate any obligations of either party that expressly survive any termination of this Agreement pursuant to Section 13.4 below.

         13.4 EFFECT OF TERMINATION.

              13.4.1 SURVIVAL OF TERMS. Sections 2.1, 6.4, 6.5, 7, 9, 10, 11,
12, 13, and 14 shall survive any termination or expiration of this Agreement. The license to Insure shall continue in perpetuity after termination of this Agreement pursuant to the terms of Exhibit C.

              13.4.2 AUDIT RIGHTS. Upon termination, UHS may, at its expense and on fifteen (15) days notice to ChannelPoint, have an independent accounting firm, reasonably acceptable to both parties, review the books and records of ChannelPoint to assure compliance with the provisions of Section 7.12 The parties agree that the accounting firm shall only report to UHS whether ChannelPoint is in compliance with the requirements of Section 7.12 and, if the accounting firm determines that ChannelPoint is not in compliance with such requirements, the nature of such noncompliance, without disclosing the names of any ChannelPoint customer or any other proprietary or confidential information regarding such ChannelPoint customer to UHS.

         13.5 BANKRUPTCY. THE PARTIES INTEND FOR THIS AGREEMENT AND THE LICENSES TO THE CP EXCHANGE, INSURE, AND SOURCE CODE GRANTED HEREIN TO UHS TO COME WITHIN
SECTION 365(n) OF THE U.S. BANKRUPTCY CODE AND, NOTWITHSTANDING THE BANKRUPTCY OR INSOLVENCY OF CHANNELPOINT, THIS AGREEMENT AND SUCH LICENSES SHALL REMAIN IN FULL FORCE AND EFFECT SO LONG AS UHS IS IN MATERIAL COMPLIANCE WITH THE TERMS AND CONDITIONS HEREOF.

14.      AUDIT RIGHTS

         AUDIT OF CP. Upon Notice from UHS, no more frequently than every year, CP shall provide and/or cause its affiliates and agents to provide to any auditors and inspectors of UHS (including, without limitation, any auditors of a regulatory agency) who are performing an audit of UHS' business, (a) reasonable access to the CP all physical locations at which the CP Exchange and CP Services are available or provided and all other related information, and (b) all assistance reasonably required in order for UHS to comply with such audits, solely in order for such auditors and inspectors of UHS to perform an audit or inspection. Such access shall be during normal business days and hours, provided, however, that no audits shall be conducted during CP's year-end or quarter-end audits, and provided further, that UHS shall cooperate with CP by conducting its audits in such locations and at such time to minimize, to the extent practicable, disruption to the conduct of CP business (except as may be necessary to perform security audits). If any such audit results in UHS being notified that it is not in compliance with any generally accepted or statutory accounting principle, statutory requirements, or other audit requirements relating to the CP software, CP Services, CP shall, and shall cause its affiliates and agents to, at its own expense and within the period of time specified by such auditor or inspector of UHS, make such necessary changes as are required for UHS to comply with such audit.

15.      GENERAL PROVISIONS

         15.1 GOVERNING LAW. This Agreement, including all Exhibits attached hereto, shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to principles of conflict of laws.

         15.2 ARBITRATION. Any dispute arising out of or relating to this Agreement or the breach, termination or validity thereof shall be sent to nonbinding mediation conducted in Denver, Colorado The mediation shall be conducted by a mediator agreed upon by the parties, provided that if the parties cannot agree upon a single mediator, each party shall choose one independent mediator, who shall jointly choose a third mediator, who shall act as the mediator of the dispute. If mediation does not result in settling the dispute, the parties may pursue binding arbitration or litigation, but nothing herein shall require the parties to seek arbitration.

         15.3 SEVERABILITY; WAIVER. If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way. The parties agree to replace any invalid provision with a valid provision that most closely approximates the intent and economic effect of the invalid provision. The waiver by either party of a breach of any provision of this Agreement will not operate or be interpreted as a waiver of any other or subsequent breach.

         15.4 HEADINGS. Headings used in this Agreement are for reference purposes only and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement.

         15.5 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.

         15.6 FORCE MAJEURE. Each party will not be liable for any failure to fulfill its obligations hereunder due to causes beyond its reasonable control, including acts or omissions of government or military authority, acts of God, shortages of materials, telecommunications failures (including any systemic Internet failures and any interruptions in services of Internet service providers), transportation delays, earthquakes, fires, floods, labor disturbances, riots or wars (a "FORCE MAJEURE EVENT"). If a Force Majeure Event continues for sixty (60) days or more, the party awaiting performance from the party suffering the Force Majeure Event may terminate this Agreement immediately upon written notice to such party.

         15.7 INDEPENDENT CONTRACTORS. The parties to this Agreement are independent contractors, and no agency, partnership, joint venture or employee-employer relationship is intended or created by this Agreement.

         15.8 NONSOLICITATION. The parties agree that neither will solicit for employment, an employee of the other party, without first giving the other party written notice and receiving written consent for such action. If, after thirty days of the effective date of such notice, consent is neither granted nor denied, the other party shall be free to solicit or hire such employee.

         15.8 NOTICE. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or mailed by registered or certified mail, return receipt requested, first class postage prepaid, addressed as set forth below. If delivered personally, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail, the date on which such notice, request, instrument or document is received shall be the date of delivery. Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section.

         (A)    If to UHS:

                United HealthCare Services, Inc.
                Attn: President Small Group
                9900 Bren Road East
                Minnetonka, MN 55343
                cc:  General Counsel

         (B)    If to CP:

                ChannelPoint, Inc.
                Attn: General Counsel
                10155 Westmoor Drive, Suite 210
                Westminster, CO  80020

         15.9 ENTIRE AGREEMENT. This Agreement, including the items attached hereto, sets forth the entire understanding and agreement of the parties on this matter and supersedes any and all oral or written agreements or understandings between the parties as to the subject matter of this Agreement. This agreement may be modified only by writing signed by both parties.

         IN WITNESS WHEREOF, each party has executed this Agreement on its behalf, all on the day and year first above written.


UNITED HEALTHCARE SERVICES, INC.              CHANNELPOINT, INC.



By: /s/ Stephen Hemsley                       By:  /s/ Kenneth E. Hollen
   ----------------------------------            -------------------------------

Printed Name:  Stephen Hemsley                Printed Name:  Kenneth E. Hollen
             ------------------------                      ---------------------

Title:  President                             Title:  President & CEO
      -------------------------------               ----------------------------

Date:  12/30/99                               Date:  November 30, 1999
     --------------------------------              -----------------------------

LIST OF EXHIBITS



A.       INSURE SERVICES DESCRIPTION

B.       ACCESS AGREEMENT

C.       INSURE AND COMMERCELINK LICENSE

D.       ESCROW AGREEMENT

E.       CP EXCHANGE ROADMAP

F.       SERVICE LEVEL AGREEMENT

G.       LETTER OF ENGAGEMENT TEMPLATE

H.       ALLOCATION OF LICENSE FEE

I.       TRANSACTION FEE SCHEDULE

                                    EXHIBIT A
                               SERVICE DESCRIPTION
                         DESCRIPTION OF INSURE SERVICES

o Product Modeling support for health, dental, pharmacy, term life, long term care, short and long term disability.

o Customizable workflow engine that enables UHS to codify the workflow steps and business rules required to process applications.

o Integrated messaging that can automatically generate status messages via email or fax as applications move through the workflow.

o Underwriting/workflow rules engine to enable routing of cases through the workflow based on defined risk factors.

o Customizable underwriting desktop that enables UHS to define a rollup of risk factors relevant to the lines of business being processed and based on UHS business practices.

o Underwriting drilldown to enable individual underwriters to review key risk factors and view relevant application information from the Insure desktop.

o Automated generation of acceptance letters (where applicable to the line of business).

o Integrated rating and product modeling environment to enable final rating based on risk factors (for relevant lines of business).

o Application installation interface to electronically transfer customer information into legacy systems.

                                    EXHIBIT B
                                ACCESS AGREEMENT

                                    EXHIBIT C
          INSURE AND COMMERCELINK LICENSE TERMS AND CONDITIONS LICENSE



THIS INSURE AND COMMERCELINK LICENSE (THIS "LICENSE") GOVERNS UHS' (WHICH TERM INCLUDES ALL UHS AFFILIATES) USE OF INSURE AND COMMERCELINK (AS DEFINED IN THE ATTACHED AGREEMENT) ON COMPUTER SYSTEMS OWNED BY OR LEASED TO UHS AT ANY UHS FACILITY. ALL TERMS, CONDITIONS AND LIMITATIONS SPECIFIED IN THE AGREEMENT SHALL APPLY TO THE LICENSES AND OBLIGATIONS SPECIFIED IN THIS LICENSE.

1. GRANT OF LICENSE. Subject to the terms of this Agreement, ChannelPoint grants UHS a perpetual (subject to termination as provided in Section 3), non-exclusive, non-transferable (except as provided in Section 8), royalty-free license to use Insure and CommerceLink for internal purposes only and in accordance with the applicable user documentation provided by ChannelPoint and subject to the restrictions set forth herein and in the Agreement. If ChannelPoint provides UHS access and documentation to any application program interface for Insure, through which UHS may integrate Insure and CommerceLink with and into other software running on UHS' computer systems, (the "APIs") subject to the terms and conditions of this License, UHS is granted a non-exclusive, non-transferable, royalty-free license to use the APIs internally for UHS' integration of its systems with Insure, to connect to appropriate front end APIs used by UHS in servicing or administering its UHS Insurance Products, such as, for example, to employee information downloaded from ADP, and to create application programs that access the API's, ("Application Programs"). UHS may not provide access to the APIs to any end users or permit any third party to use or access the APIs or view the documentation thereto, except that UHS may permit a third party contractor to use and access the APIs and associated documentation in order to permit such contractor to integrate Insure with UHS' systems, provided that such contractors are informed that the APIs are proprietary to ChannelPoint and are bound by written agreement to maintain the APIs in strict confidence. ChannelPoint and its licensors retain ownership of Insure and CommerceLink, APIs, and all copies and portions thereof and all rights not expressly granted herein are reserved by ChannelPoint. UHS may not use Insure, CommerceLink or APIs for any purpose or in any manner not expressly permitted in this License or in the Agreement.

2. RESTRICTIONS. UHS may not copy any Insure software except as reasonably required to use Insure as permitted hereunder and except for a reasonably number of copies which may be made solely for back-up purposes. UHS must reproduce and include the copyright notice and any other notices that appear on the original Insure software on any permitted copies and any media therefor. UHS acknowledges that Insure and CommerceLink contains certain third party programs which may include routines to ensure conformity with the terms of the licenses granted in this Agreement. ChannelPoint shall use commercially reasonable efforts to inform UHS of any such routines that come to the attention of ChannelPoint. Except as expressly permitted under Section 1 or the Agreement, UHS shall not (and shall not allow any third party to) (i) decompile, disassemble, or otherwise reverse engineer or attempt to reconstruct or discover any source code or underlying ideas or algorithms or file formats or programming or interoperability interfaces of Insure or of any files contained or generated using Insure by any means whatsoever, (ii) remove any product identification, copyright or other notices,

(iii) provide, lease, lend, use for timesharing or service bureau purposes or otherwise use or allow others to use Insure, APIs or any portion thereof to or for the benefit of third parties, (iv) modify, incorporate into or with other software or create a derivative work of any part of Insure, (v) disseminate performance information or analysis (including, without limitation, benchmarks on the APIs) from any source relating to Insure to any third party, or (vi) permit or encourage any third party to do the foregoing. UHS has no right to receive any source code or design documentation relating to Insure, except as otherwise provided in the Agreement and, with respect to design documentation, ChannelPoint shall provide access to limited design documentation as necessary and appropriate for UHS to fully access and use the API's. To the extent that applicable law would permit UHS to reverse-engineer Insure, UHS agrees to negotiate with ChannelPoint in good faith prior to such undertaking on the terms under which ChannelPoint would grant access to the source code. UHS recognizes and agrees that there is no adequate remedy at law for a breach of this Section 2, that such a breach would irreparably harm ChannelPoint and that ChannelPoint is entitled to seek equitable relief (including, without limitation, injunctions with respect to any such breach or potential breach) in addition to any other remedies available at law.

3. TERMINATION OF LICENSE. This License will terminate automatically if UHS fails to cure any material breach of this License within thirty (30) days after written notice is provided to UHS specifying the breach in reasonable detail and demanding its cure. Upon any termination of this License, UHS shall continue to have the right and license to use Insure and APIs for a period of two (2) years in order transition to another product, and upon expiration of such time period, UHS shall promptly cease all use of Insure and APIs and return or destroy all copies of Insure and CommerceLink and APIs and all portions thereof and so certify in writing to ChannelPoint.

4. LIMITED WARRANTY AND DISCLAIMER.

   (a) FUNCTIONALITY. ChannelPoint warrants and represents to UHS that for a period of 180 days from UHS' acceptance of each version of Insure, CommerceLink and service upgrades, when operated in conformance with this Agreement, such version of Insure, CommerceLink and service upgrades will materially conform to the applicable specifications for such version of Insure, CommerceLink and service upgrades as delivered to UHS. This warranty covers only problems reported to ChannelPoint during the foregoing warranty period.

   (b) OWNERSHIP. ChannelPoint warrants and represents that it owns all right, title and interest in or has the right to license Insure and CommerceLink to UHS and that Insure and CommerceLink (solely in the form delivered to UHS) will not infringe any patent, copyright, trademark, database, trade secret or other intellectual property right of any third party.

   (c) YEAR 2000. ChannelPoint warrants and represents to UHS that Insure and CommerceLink (solely in the form delivered to UHS), when operated in accordance with the documentation, are Year 2000 Compliant (as defined below). UHS acknowledges that the capability of Insure and CommerceLink to manage and manipulate date-related information appropriately depends on the quality of information imported or input into Insure and CommerceLink, including the presence of adequate indicators of century in such information. ChannelPoint disclaims any warranty relating to the quality of any such imported or input information. "Year 2000 Compliant" means that Insure and CommerceLink shall be able to provide specific dates and calculate spans of dates, and to record, store, process and provide true and accurate dates and calculations for dates and spans of dates within and between the twentieth and twenty-first centuries prior to, including and following January 1, 2000, including by: (i) correctly processing correctly inputted day and date data; (ii) recognizing September 9, 1999 as a valid date; (iii) recognizing the year 2000 as a leap year having 366 days, and correctly processing February 29, 2000 as a valid leap year date; and (iv) employing only four-digit year internal year representations. Any claims brought under this Section 4(b) must be brought within (90) days after January 1, 2000.

   (d) REMEDIES. For any breach of the warranties specified in this Section 4 (except as otherwise provided herein) ChannelPoint shall, at UHS' option, (i) promptly use diligent efforts to revise Insure and CommerceLink, as the case may be, such that it conforms with the foregoing warranties, (ii) to replace the non-conforming Insure software with Insure software that conforms with the foregoing warranties, or (iii) refund sums paid therefor.

   (e) DISCLAIMER. EXCEPT FOR THE FOREGOING AND THE WARRANTIES IN THE AGREEMENT, INSURE IS PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND AND CHANNELPOINT HEREBY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND OR NATURE, WHETHER EXPRESS, IMPLIED OR STATUTORY, RELATING TO INSURE AND COMMERCELINK INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. CHANNELPOINT DOES NOT WARRANT OR REPRESENT THAT THE USE OF INSURE OR COMMERCELINK WILL BE UNINTERRUPTED OR ERROR-FREE OR MAKE ANY OTHER REPRESENTATIONS REGARDING THE USE, OR THE RESULTS OF THE USE, OF INSURE OR WRITTEN MATERIALS IN TERMS OF CORRECTNESS, ACCURACY, RELIABILITY, OR OTHERWISE. UHS UNDERSTANDS THAT CHANNELPOINT IS NOT RESPONSIBLE FOR AND WILL HAVE NO LIABILITY FOR HARDWARE, SOFTWARE, OR OTHER ITEMS OR ANY SERVICES PROVIDED BY ANY PERSONS OTHER THAN CHANNELPOINT.

6. NO EXPORT. UHS acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin, including Insure and APIs. UHS agrees that it will not export or re-export Insure or APIs from the United States or the country originally shipped to by ChannelPoint in any form, without the appropriate United States and foreign governmental licenses.

7. INDEMNITY. ChannelPoint shall indemnify, hold harmless and defend UHS and its affiliates from any and all damages, costs and expenses (including attorneys' fees) arising or resulting from any and all claims, suits, actions or proceedings brought by any third party against UHS or its affiliates, or their respective directors, officers, agents and employees, arising from and pay any resulting damages, costs and expenses finally awarded to a third party or paid in settlement of any claims, suits or proceedings brought against UHS by any third party that alleges that Insure or CommerceLink, or UHS' use thereof, infringes any patent, copyright, trademark or other intellectual property right of a third party; provided that UHS provides ChannelPoint (a) prompt written notice of the existence of such claim, suit, action or proceeding, (b) sole control over the defense or settlement of such claim, and (c) assistance at ChannelPoint's request and expense to the extent reasonably necessary for the defense of such claim or suit. UHS may, at its own expense, participate in the defense of such claim with counsel of its own choosing. Notwithstanding the foregoing, ChannelPoint shall not indemnify UHS for any claims based on (i) any UHS or third party intellectual property or software incorporated in or combined with Insure where in the absence of such incorporated item, Insure or CommerceLink would not have been infringing, (ii) Insure or CommerceLink software that has been altered or modified by UHS or any third party without ChannelPoint's consent where in the absence of such alteration or modification Insure would not be infringing; and (iii) any use of a superseded version of Insure or CommerceLink for which ChannelPoint has delivered to UHS and UHS has accepted an updated, revised or repaired version which is not infringing. Upon notice of any claim of infringement or upon reasonable belief of the likelihood of such a claim, ChannelPoint shall, at its option, (A) obtain the rights to continued use of Insure or CommerceLink, (B) substitute other suitable, functionally-equivalent, non-infringing software, or (C) replace or modify Insure or CommerceLink so that it is no longer infringing.

8. ASSIGNABILITY. UHS may assign this License to any affiliated company, except that an assignment to any company that competes with CP shall be void,

                                    EXHIBIT D
                       UNITED SOURCE CODE ESCROW AGREEMENT


I. Within ten (10) business days of delivery of the Certificate of Installation for a particular Release, ChannelPoint shall place the Source Code for such Release of the ChannelPoint Software, excluding all ChannelPoint Third Party Software therein, into escrow with Data Securities, Inc. or another reputable, financially responsible, escrow agent acceptable to Customer ("Escrow Agent"), under the terms of an escrow agreement to be agreed to in writing by ChannelPoint, Customer and the Escrow Agent ("Escrow Agreement"). Such Escrow Agreement shall provide for ChannelPoint to deposit into escrow, (a) on a monthly basis all Enhancements and Error Corrections (in source and object code forms) for such Release, and (b) once every six (6) months a complete copy of the then-current version of the Source Code for such Release. With each such deposit, ChannelPoint shall also include the then-current Documentation, Specifications, internal programming specifications used by ChannelPoint to create the code, a list of ChannelPoint Third Party Software (including a listing of any modifications made thereto in order for such ChannelPoint Third Party Software to operate as part of the ChannelPoint Software), and all other information and materials reasonably necessary for Customer to modify and perform maintenance using the Source Code. The Escrow Agreement shall also (a) provide for the Escrow Agent, at Customer's expense, to test and verify that all such required materials have been deposited by ChannelPoint on a regular basis,
(b) for Customer to have the right to terminate the Escrow Agreement (with a cure period mutually acceptable to the parties) if ChannelPoint fails to do so, and (c) for the ongoing escrow of the then-current and all prior versions and Releases of the ChannelPoint Software that are then being used by Customer at any Customer Site. Customer shall pay all of the costs incurred in maintaining such escrow account and such failure of Customer to pay such costs will result in the return of the source code to ChannelPoint.



II. RELEASE EVENTS. The Escrow Agreement shall provide for the release of the Source Code to Customer in the following events: (a) ChannelPoint (i) is adjudicated bankrupt or insolvent by a court of competent jurisdiction, or (ii) takes steps to declare bankruptcy, wind up, dissolve or liquidate (in each case, other than for the purposes of an amalgamation, restructuring, or reconstruction pursuant to which the surviving entity becomes bound by or assumes the obligations under this Agreement); (b) at any time after the end of the Pilot Period and within ten (10) business days after ChannelPoint's receipt of written notice from Customer that ChannelPoint has committed an Egregious Breach of this Agreement (subject to satisfaction of any dispute resolution procedures set forth in the Escrow Agreement); (c) termination of the Escrow Agreement for ChannelPoint's breach of its escrow obligations thereunder; or (d) if, prior to an initial public offering where ChannelPoint's Series B Preferred Stock is automatically converted into common stock, ChannelPoint is merged with or acquired by, or if a controlling interest in ChannelPoint is, or substantially all of the assets of ChannelPoint to which this Agreement relates are, sold to or acquired by, Cigna Insurance Company, Aetna/US HealthCare, PacifiCare/FHP, Prudential Insurance Company, WellPoint, Humana, or other health plans with over 3 million risk-bearing health insured lives, or a successor to or affiliate of any of the foregoing companies, and Customer elects in writing to terminate this Agreement on written notice given to ChannelPoint within sixty (60) days of the closing of such merger or acquisition, and, provided further and only in the case of a termination under this clause (d), Customer shall pay to ChannelPoint as of the effective date of such termination a fee of $5 million for release of all of the then-currently escrowed ChannelPoint Software and obtain the right to use all materials then in escrow, including, without limitation, all Source Code for all prior Releases.

III. USE OF SOURCE CODE. In the event of any such release event, Customer shall have the right to modify, or engage third parties to modify on Customer's behalf, the Source Code in order to use the ChannelPoint Software in a manner consistent with the license granted in the Agreement to which this Exhibit is attached, , provided that such use is within the scope of the functionality for the Releases of the ChannelPoint Software delivered to UHS pursuant to such Agreement, and any additional design changes that have been mutually agreed to by the parties. Customer may make no other use of the Source Code, and such Source Code shall remain the Proprietary Information of ChannelPoint, provided that Customer shall have no obligation to provide or otherwise permit ChannelPoint or any third party to use any modifications or Derivative Works of the ChannelPoint Software created by or for Customer using the Source Code. Release of the Source Code to Customer shall in no way affect Customer's or any Internal End Users' or External End Users' ability or right to use and access the ChannelPoint Datacenter, or the Customer Network via the ChannelPoint Datacenter; provided that Customer will pay new business acquisition fees and monthly maintenance fees in accordance with the terms of this Agreement for the time during which ChannelPoint maintains, at Customer's request, such ability or right to use and access the ChannelPoint Datacenter or the Customer Network via the ChannelPoint Datacenter.

                                    EXHIBIT E
                               CP EXCHANGE ROADMAP


                                  [...***...]


* CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT F
                             SERVICE LEVEL AGREEMENT


ChannelPoint will make the Commerce Exchange available Sunday through Friday at 23 hours per day, with one downtime period of one hour each of those days. The hour of the day for such planned downtime will be at the sole discretion of ChannelPoint. Such downtime period is normally scheduled between 2300 and 0400.

ChannelPoint will make the Commerce Exchange available Saturday for 18 hours, with one downtime period of 6 hours. The specific hours of such downtime period will be at the sole discretion of ChannelPoint. Such downtime period is normally scheduled between 1800 and 0400.

The parties agree there will be additional downtime necessary from time to time to accommodate environmental change issues in the ChannelPoint data center, during which time it would be impracticable to invoke recovery at an alternative data center; provided that ChannelPoint shall use its best efforts to give UHS advanced notice of such downtime.

The parties recognize that ChannelPoint has no control over response time over the Internet. ChannelPoint has both a primary and backup link to the Internet backbone, which both parties agree is reasonable to meet ChannelPoint's responsibilities to provide service under this Agreement.

ChannelPoint and UHS acknowledge that the service levels specified in this Exhibit L are preliminary based upon early commercial versions of the Commerce Exchange. ChannelPoint and UHS will work together, to establish more rigorous standards based upon actual UHS business volume, UHS volume commitments for Commerce Exchange business and service levels established by other similar ecommerce businesses. In addition, ChannelPoint and UHS shall negotiate, in good faith, appropriate remedies for any failure by ChannelPoint to adhere to the standards so established, taking into account severity, loss of value resulting from such failure and industry standards; provided that such remedies shall not be any less favorable than those provided to other similarly-situated users of the Commerce Exchange.

                                   EXHIBIT G
                         LETTER OF ENGAGEMENT TEMPLATE


================================================================================





                                 (PROJECT NAME)






                               Statement of Work




================================================================================

================================================================================
                                  (month, year)










================================================================================

EXECUTIVE SUMMARY



United Healthcare (UHc) requires (high-level description of required functionality). UHc requests that ChannelPoint (CP) develop a solution to meet the required functionality. The business requirements for this functionality are documented by UHc (see Attachment A). ChannelPoint has analyzed these business requirements and developed a preliminary estimate of the effort (see Attachment
B) and a high-level project plan (see Attachment C) outlining the tasks and schedule necessary to develop the requested solution.

The purpose of this Statement of Work is to define understanding of the project scope and UHc's and ChannelPoint's responsibilities relative to this project. In addition, this document consolidates previously created project documentation and serves as the approved baseline for the project's business requirements.



We understand the deliverables assigned to ChannelPoint to be:



 (itemize project deliverables, including business requirements as appropriate)



NOTE: (if any)


PROJECT SCOPE

SCOPE:

We, at ChannelPoint, understand our responsibilities relative to the (name of project) to include the following high level requirements:

(restate specific business requirement and/or) See Attachment B for the ChannelPoint understanding of the UHc business requirements and priorities. Attachment B was used to determine the scope and estimate for this project.

Any change to the business requirements detailed in Attachment B are subject to UHc/ChannelPoint project change management procedures.

UHC RESPONSIBILITIES:

1.  (itemize UHc specific responsibilities)

CHANNELPOINT APPROACH

METHODOLOGY:

UHc will review this Statement of Work including the estimated effort and authorize acceptance of the stated business requirements (See Attachment B) and initial estimate.

ChannelPoint will provide, as necessary, further refinement of the business requirements analysis (see Attachment B), development of the functional and technical design, development, testing, and acceptance criteria.

ChannelPoint (via the Project Manager) will provide, at a minimum, bi-weekly written feedback to UHc on high-level project status and issues.

Project success will be determined by meeting the authorized business requirements, within the project timeframe and range of hours estimate.

RESOURCES:

ChannelPoint will assign resources with the appropriate skill set for every aspect of this project for which ChannelPoint is assigned. ChannelPoint will commit to the timely delivery of all the phases of the agreed upon components to ensure a successful project conclusion.

The ChannelPoint Account Manager responsible for the initial engagement of this project is (insert name). The Project Manager leading the effort for this project is (insert name). Technical resources (as assigned or specifically named, if known). (Also name UHc resources and/or 3rd party resources, if known.)

PROJECT PLAN:

See Attachment C for the high-level project plan.

QUALITY COMMITMENT

The project deliverables will be in conformance with the documented and authorized requirements. ChannelPoint will conform to documented constraints, of the UHc environment ((i.e., (specifics as appropriate))).

ASSUMPTIONS

o Timely access to UHc IT and business resources, end-users, and subject matter experts.

o   Timely access to any available system or project documentation.

o Scope commitment: UHc and ChannelPoint will work together to control the project scope in order to accomplish timely delivery of all components of this project. Alternatively, agreed upon changes to project scope may change the timeframe and estimate for this project.

o   (other)

CRITICAL SUCCESS FACTORS

UHc's commitment to provide clear direction, timely resolution to issues, and access to systems and personnel resources as required.

ChannelPoint's commitment to provide the technical experience and business expertise in delivering project components within established timeframes and budgets.



(other)



CONTRACTUAL DISCLAIMER



This Statement of Work and its attachments, including any Letter of Engagement, is subject to the terms and conditions of the contract between UHc and ChannelPoint dated (TBD).

LETTER OF ENGAGEMENT BETWEEN CHANNELPOINT, INC. AND


Client:                         United HealthCare (UHc)

                      PROJECT:  (name of project)

            INITIAL TIMEFRAME:  (project due date). This estimated timeframe is for developing UHc's defined business
                                requirements for (brief description of
                                deliverables).

                        NOTES:  ().

           PLANNED ACTIVITIES:  (brief description of project tasks) will include the following: (See attached Statement of Work)

                  ASSUMPTIONS:  UHc project team and Health Plan subject matter experts will provide ChannelPoint with content specific information according to the defined project schedule and project requirements. In addition, ChannelPoint will need sufficient access to the UHc systems environment.

     TOTAL NOT TO EXCEED COST:  (not to exceed costs)  (see attached detail)

                  PREPARED BY:  (name)

                                ChannelPoint, Inc.

                                (title)

                         DATE:  (date)

                  APPROVED BY:  (name)

                    SIGNATURE:  (signature)

                        TITLE:  (title)

                         DATE:  (date)

       CONTRACTUAL DISCLAIMER:  This Letter of Engagement is subject to the terms and conditions of the contract between UHc and ChannelPoint dated (date).


                  (NAME OF PROJECT)


                         TASK         HOURS    BILLING     TOTAL       % OF
                                                 RATE                 BUDGET
--------------------------------------------------------------------------------
ACCOUNT MANAGEMENT

--------------------------------------------------------------------------------
(detail listing of known tasks)

--------------------------------------------------------------------------------
PROJECT MANAGEMENT

--------------------------------------------------------------------------------
(detail listing of known tasks)

--------------------------------------------------------------------------------
ENGINEERING/CONSULTING

--------------------------------------------------------------------------------
(detail listing of known tasks)

--------------------------------------------------------------------------------
TESTING

--------------------------------------------------------------------------------
(detail listing of known tasks)

--------------------------------------------------------------------------------
IMPLEMENTATION SERVICES

--------------------------------------------------------------------------------
(detail listing of known tasks)

--------------------------------------------------------------------------------
PRODUCTION SUPPORT

--------------------------------------------------------------------------------
(detail listing of known tasks)

--------------------------------------------------------------------------------
MISCELLANEOUS

--------------------------------------------------------------------------------
GRAND TOTAL

--------------------------------------------------------------------------------

                                    EXHIBIT H
                            ALLOCATION OF LICENSE FEE


-----------------------------------------------------------------------------------------------------------
[...***...]
-----------------------------------------------------------------------------------------------------------

* CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT I

TRANSACTION FEE SCHEDULE

TRANSACTION  FEES:


    Customer will pay ChannelPoint Transaction Fees, based on a percentage of Gross Premium Revenues paid by a Policy Holder to UHS for each UHS Insurance Product purchased by such Policy Holder, at the rates set forth below:



    HEALTH AND LIFE INSURANCE PRODUCTS



GROUP SIZE                             PERCENTAGE OF GROSS PREMIUM TO BE PAID
--------------------------------------------------------------------------------
1-50 Subscribers                                    [...***...]

51-100 Subscribers                                  [...***...]



ANCILLARY INSURANCE PRODUCTS



GROUP SIZE                             PERCENTAGE OF GROSS PREMIUM TO BE PAID
--------------------------------------------------------------------------------
 1 - 100 Subscribers                                     [...***...]


The Parties will negotiate in good faith to determine a comparable rate for groups of more than 100 Subscribers. Transaction Fees shall be paid monthly, within thirty (30) days after the receipt by UHS of the Gross Premium Revenues.

As used herein, "Gross Premium Revenues" means all revenues received by UHS for a UHS Insurance Product purchased by a Policy Holder that has been quoted or purchased using the Service

The Transaction Fees will be paid on the gross premiums collected on the monthly invoices billed to a new customer in the twelve month period beginning on the date of the first such monthly invoice.



* CONFIDENTIAL TREATMENT REQUESTED